                                                        Exhibit No. EX-99(11)(a)

                              DORSEY & WHITNEY LLP

                                   SUITE 1500
                              50 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402

                                February 24, 2006

Delaware Investments Minnesota Municipal Income Fund II, Inc.
2005 Market Street
Philadelphia, Pennsylvania 19103-7094

     Re:  Delaware  Investments  Minnesota  Municipal  Income  Fund II,  Inc.  -
          Issuance  of  Shares  in  Connection  with  Acquisition  of  Assets of
          Delaware  Investments  Minnesota  Municipal  Income Fund,  Inc. and of
          Delaware Investments Minnesota Municipal Income Fund III, Inc.

Ladies and Gentlemen:

     We  have  acted  as  special  Minnesota  counsel  to  Delaware  Investments
Minnesota  Municipal  Income  Fund  II,  Inc.,  a  Minnesota   corporation  (the
"Acquiring Fund"), in connection with the transactions contemplated by:

     (A)  That  Agreement and Plan of  Acquisition  dated February 16, 2006 (the
          "Fund I Plan") by and among the Acquiring Fund,  Delaware  Investments
          Minnesota Municipal Income Fund, Inc., a Minnesota  corporation ("Fund
          I"), and Delaware  Management Company, a series of Delaware Management
          Business  Trust, a statutory  trust formed under the laws of the State of  Delaware.  Pursuant  to the  Fund I Plan,  the  Acquiring  Fund is
          acquiring  substantially  all of the  assets  of  Fund I (the  "Fund I
          Acquisition") in exchange solely for (i) full and fractional shares of common stock,  par value $0.01 per share,  of the Acquiring  Fund, and
          (ii) shares of Municipal Income Preferred Shares,  Series C, par value
          $0.01 per share and liquidation  preference  $50,000 per share, of the
          Acquiring Fund,  which common and preferred shares will be distributed to the common and preferred  shareholders  of Fund I in liquidation of
          Fund I. The numbers and classes of Acquiring  Fund shares to be issued by the Acquiring Fund pursuant to the Fund I Plan are to be determined in the manner set forth in the Fund I Plan; and

     (B)  That  Agreement and Plan of  Acquisition  dated February 16, 2006 (the
          "Fund III Plan") by and among the Acquiring Fund, Delaware Investments
          Minnesota  Municipal  Income Fund III,  Inc., a Minnesota  corporation
          ("Fund III"), and Delaware  Management  Company,  a series of Delaware
          Management  Business Trust, a statutory trust formed under the laws of the State of Delaware.  Pursuant to the Fund III Plan,  the  Acquiring
          Fund is  acquiring  substantially  all of the  assets of Fund III (the
          "Fund III Acquisition") in exchange solely for (i) full and fractional shares of common  stock,  par value $0.01 per share,  of the Acquiring
          Fund, and (ii) shares of Municipal Income Preferred Shares,  Series D, par  value  $0.01 per share and  liquidation  preference  $50,000  per share, of the Acquiring Fund,  which common and preferred  shares will be distributed to the common and preferred shareholders of Fund III in liquidation  of Fund III.  The numbers and classes of  Acquiring  Fund shares to be issued by the  Acquiring  Fund  pursuant  to the Fund III
          Plan are to be  determined  in the  manner  set  forth in the Fund III
          Plan.

The Fund I Plan and the Fund III Plan are referred to collectively herein as the
"Plans;" the Fund I  Acquisition  and the Fund III  Acquisition  are referred to collectively  herein as the  "Acquisitions;" and the Acquiring Fund shares to be issued  pursuant  to the  Plans  are  referred  to  collectively  herein  as the
"Acquiring Fund Shares."

     In  rendering  the opinions  hereinafter  expressed,  we have  reviewed the corporate  proceedings  taken  by the  Acquiring  Fund in  connection  with  the authorization of the Plans and the  authorization  and issuance of the Acquiring
Fund Shares,  and we have reviewed such questions of law and examined  copies of such corporate  records of the Acquiring Fund,  certificates of public officials and of responsible  officers of the Acquiring  Fund,  and other  documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions,  we have, when such facts were not independently established,  relied to the  extent we deem  proper  on  certificates  of public officials and of responsible  officers of the Acquiring Fund. In connection with such review and examination,  we have assumed,  with your concurrence,  that all copies  of  documents  provided  to us  conform  to the  originals  and that all signatures are genuine.  In addition,  we have assumed,  with your  concurrence, that (i) the Acquiring Fund will not issue  Acquiring  Fund Shares which,  taken together with the Acquiring  Fund shares which already are  outstanding,  exceed the numbers of the  applicable  classes of shares  which are  authorized  in the
Acquiring Fund's articles of  incorporation;  (ii) the conditions to closing set forth  in the  Plans  have  been  satisfied;  and  (iii)  immediately  following completion of the  Acquisitions,  the  Acquiring  Fund will continue to meet the
"1940 Act Coverage and Preferred Share Basic  Maintenance  Amount"  requirements set forth in the  certificate  of  designation  creating  the  Acquiring  Fund's
Municipal  Income Fund  Preferred  Shares,  Series A, and Municipal  Income Fund
Preferred Shares, Series B.

     Based on the foregoing, it is our opinion that:

     1. The Acquiring Fund is a corporation  incorporated  under the laws of the
State of Minnesota and is a validly existing  corporation in good standing under the laws of that State.

     2. The  Acquiring  Fund  Shares to be issued  pursuant  to the terms of the
Plans have been duly  authorized  and,  when issued and delivered as provided in
the  Plans,   will  have  been  validly  issued  and  fully  paid  and  will  be non-assessable by the Acquiring Fund.

     In rendering the foregoing  opinions,  we express no opinion as to the laws of any jurisdiction other than the State of Minnesota.  We hereby consent to the filing of this  opinion  as an  exhibit  to the  Acquiring  Fund's  Registration
Statement on Form N-14 (File No.  811-07420),  filed by the Acquiring  Fund with the Securities and Exchange Commission in connection with the Acquisitions.

                                     Very truly yours,

                                     /s/ Dorsey & Whitney LLP

JDA